UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2012

Meade Instruments Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27 Hubble, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 451-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

1. Amended Restated Employment Agreements.

On August 14, 2012, Meade Instruments Corp., a Delaware corporation (the “Company”), and Steven Murdock, the Company’s Chief Executive Officer, entered into an Employment Agreement (the “Murdock Agreement”). In addition, on August 14, 2012, the Company and John Elwood, the Company’s Chief Financial Officer, entered into an Employment Agreement (the “Elwood Agreement”, and together with the Murdock Agreement, the “Executive Agreements”). The initial term of each Executive Agreement ends on February 28, 2013, and each agreement is automatically renewed for one year periods unless the Company or the executive officer notifies the other of nonrenewal at least 90 days before the end of the initial term (or applicable renewal term).

Each Executive Agreement is essentially identical, except for compensation. The Executive Agreements provides for the following terms and conditions: Each executive officer is entitled to the payment of an annual base salary equal to the following amounts: $250,000 for Mr. Murdock and $170,000 for Mr. Elwood. In addition, each executive officer is entitled to a cash bonus if certain targets are achieved. The calculation of such cash bonus amounts shall be determined by the Compensation Committee of the Company’s Board of Directors within the first 60 days of each fiscal year. For the Company’s fiscal year ending February 28, 2013, if the Company has positive EBITDA for such fiscal year, each of the executive officers will receive a cash bonus as follows: (i) Mr. Murdock will receive an amount equal to 28.75% of the Company’s positive EBITDA (up to a maximum cash bonus of $23,000); and (ii) Mr. Elwood will receive an amount equal to 21.25% of the Company’s positive EBITDA (up to a maximum cash bonus of $17,000). For this purpose, EBITDA means the Company’s net income plus the provision for interest and income taxes, and plus the amount of any non-cash expenses. The executive officers are also entitled to participate in and are covered by all bonus, incentive and employee health, insurance, 401(k), and other plans and benefits established for the employees of the Company, although Mr. Murdock will not be required to contribute toward his medical and dental insurance premiums. In addition, the Executive Agreements provide the executive officers with vacation benefits (three weeks per year for Mr. Elwood and four weeks per year for Mr. Murdock, up to a maximum accrual of six weeks for Mr. Elwood and eight weeks for Mr. Murdock), and reimbursement of all business expenses.

If the Company terminates the employment of one of these executive officers without cause, the Company elects not to renew one of the executive officer’s Executive Agreement or if one of the executive officers terminates his employment for one of the following reasons: (A) a material diminution of authority, duties or responsibilities of the executive officer, (B) any material reduction by the Company to the executive officer’s base salary, or (C) the Company requires the executive officer to be based at any office or location which increases the distance from such executive officer’s home to the office or location by more than 45 miles from the distance in effect at the beginning of the term of the Executive Agreements, then such executive officer would be entitled to an aggregate severance payment equal to: (x) 12 months base salary and (y) group medical and dental insurance COBRA benefits for 18 months (and with respect to Mr. Murdock, if longer the period between the termination date and August 4, 2016) (collectively, the “Severance Payments”). The Severance Payments are to be paid in one lump sum within 30 days after termination. As partial consideration for the benefits set forth above, the executive officers agreed to not solicit its customers or employees, during the term of employment and for 12 months after termination of employment.

The Executive Agreements are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K. The above description of the Executive Agreements is not complete and is qualified in its entirety by reference to the exhibits.

2. Amended Restated Employment Agreements.

In addition, on August 10, 2012, each of the Executive Officers was granted a restricted stock award (an “Award”) pursuant to the Company’s form of Restricted Stock Award Agreement under the Company’s Amended and Restated 2008 Stock Incentive Plan. The Awards to Mr. Murdock and Mr. Elwood were in the amounts of 30,000 shares of Common Stock and 20,000 shares of Common Stock, respectively. Each Award vests in three equal installments with the first installment vesting on August 10, 2013 and the remainder vesting on each of the next two consecutive anniversaries.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Title or Description

10.1	Amended and Restated Employment Agreement effective as of August 14, 2012 between Meade Instruments Corp. and Steven Murdock

10.2	Amended and Restated Employment Agreement effective as of August 14, 2012 between Meade Instruments Corp. and John Elwood

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2012	MEADE INSTRUMENTS CORP.
(Registrant)

	By:	/s/ John Elwood
Senior Vice President – Finance and
Administration, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.1	Amended and Restated Employment Agreement effective as of August 14, 2012 between Meade Instruments Corp. and Steven Murdock

10.2	Amended and Restated Employment Agreement effective as of August 14, 2012 between Meade Instruments Corp. and John Elwood

Exhibit Index